UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 24, 2009

Brainstorm Cell Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-61610	20-8133057
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

110 East 59 th Street
New York, New York		10022
(Address of principal executive offices)		(Zip Code)

(212) 557-9000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 24, 2009, BrainStorm Cell Therapeutics, Inc. (the “Company”) and Ramot at Tel Aviv University Ltd. (“Ramot”) entered into a Letter Agreement (which also amended, in certain respects, the Research and License Agreement between the Company and Ramot (the “R&L Agreement”)), pursuant to which the following matters were agreed upon:

•
Ramot released the Company from the Company’s obligation to fund three years of additional research in the total amount of $1,140,000, and, in connection therewith, amended the R&L Agreement to delete Section 2.2.1 of the R&L Agreement;

•
Approximately $272,000 of past-due amounts (including interest) owed by the Company to Ramot was converted into shares of common stock, based upon the average closing price of the Company’s common stock for the seven (7) trading days immediately preceding such issuance;

•
Ramot agreed not to sell such shares of common stock earlier than the 185th day following the date of issuance, and that sales will be in accordance with agreed upon prices and subject to limitations on the number of shares that can be sold;

•
In the event total proceeds received by Ramot from its stock sales are less than $120,000 as of September 30, 2010, then the Company agreed to pay Ramot an amount equal to $120,000 less the amount of proceeds received by Ramot;

•
In the event total proceeds received by Ramot from its stock sales are less than $240,000 as of December 31, 2010, then the Company agreed to pay Ramot an amount equal to $120,000 less the amount of proceeds received by Ramot; and

•	In the event total proceeds received by Ramot from its stock sales are greater than $272,000, then such amounts in excess of $272,000 will offset future amounts to be owed by the Company to Ramot.
•	The Company agreed to reimburse Ramot $32,423.33 for outstanding patent-related expenses;
•
The Company agreed to abandon its right to certain patents of Ramot, and the parties agreed that the Company will not owe Ramot any additional amount that accrued after March 15, 2009 with respect to such patents;

•	The Company agreed to pay Ramot $3157 relating to the filing and prosecution of certain Ramot patents to which the Company has a license and will continue to have rights;

Item 3.02 Unregistered Sales of Equity Securities.

On December 30, 2009, the Company issued 1,200,000 shares of the Company’s common stock in connection with the conversion into common stock of the $272,000 owed by the Company to Ramot (described in Item 1.01 above).  Item 1.01 is hereby incorporated by reference into this item.

On  December 24, 2009, the Company issued to Ramot 3,088,338 shares of the Company’s common stock in connection with Ramot’s exercise of a warrant to purchase common stock that was previously issued to Ramot.  Ramot paid the exercise price via the net issuance (i.e., cashless exercise) provision set forth in the warrant.

On December 13, 2009, the Company issued a Convertible Promissory Note to Thomas B. Rosedale in the original principal amount of $135,000, which amounts represent unpaid legal fees, as of October 31, 2009, which were owed to BRL Law Group LLC, of which Mr. Rosedale is the managing member.  The Convertible Promissory Note accrues interest at 4% per annum, and is convertible, in Mr. Rosedale’s sole discretion, into shares of the Company’s common stock based on the five day average closing stock price immediately prior to each time Mr. Rosedale elects to convert amounts owed under such note.

The issuances of the securities described in this Item 3.02 were effected without registration in reliance on Section 4(2) of the Securities Act of 1933, as amended, as a sale by the Company not involving a public offering.  No underwriters were involved with the issuance of such securities.

Item 9.01 Financial Statements and Exhibits.

(d)  The exhibits listed in the Exhibit Index are filed with this report.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 31, 2009	Brainstorm Cell Therapeutics Inc.

	By:	/s/ Rami Efrati
Rami Efrati
Chief Executive Officer

EXHIBIT INDEX

Exhibit No .	Description

10.1	Letter Agreement dated December 24, 2009 by and between BrainStorm Cell Therapeutics, Inc. and Ramot at Tel Aviv University Ltd.
10.2	Amendment No. 1 to Second Amended and Restated Research and License Agreement by and between BrainStorm Cell Therapeutics, Inc. and Ramot at Tel Aviv University Ltd.